OFFICER'S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to MORGANSTANLEY ABS CAPITAL I INC.
TRUST 2004-SD1, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-
SD1 (the "Securitizations"). Washington Mutual Bank, FA (the "Servicer") services mortgage loans in connection with the Securitizations (the "Mortgage Loans") pursuant to the terms of that certain Servicing Agreement dated as of January 1, 2004 between Washington Mutual Bank, FA (the "Servicer") and Deutsche Bank National Trust Company (the "Trustee") and Morgan Stanley ABS Capital I Inc. (the "Depositor") (as from time to time amended or replaced by a reconstituted servicing or other successor servicing agreement, the "Servicing Agreement").

I, Conrad Vasquez, an authorized officer of the Servicer, certify for the benefit of the Master Servicer and the Trustee with respect to the calendar year immediately preceding the date of this Officer's Certificate (the "Relevant Year"), as follows:

1.  A review of the activities of the Servicer during the Relevant
Year and of performance under the Servicing Agreement has been made under My supervision;

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.


DATED as of March 15, 2005


/s/  Conrad Vasquez
Name:  Conrad Vasquez
Title:  Senior Vice President